Exhibit 10.35

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT, dated January 31, 2004 (this “Agreement”), is between Verticalnet, Inc., a Pennsylvania corporation (the “Company”), and Brent Habig (the “Employee”).

The Company and the Employee, each intending to be legally bound by this Agreement, agree as follows:

1. Employment. This Agreement is effective January 31, 2004, (the “Effective Date”). The Employee shall be an Executive Vice President — Sales and Services (or an agreed upon equivalent title) of the Company and shall perform duties consistent with this position as are assigned by the Chief Executive Officer or the Board of Directors of the Company (the “Board”). The Employee shall report directly to the Chief Executive Officer and be an officer of the Company.

2. Performance. The Employee shall devote substantially all of his business time and efforts to the performance of his duties under this Agreement, however, the Employee may (a) serve on civic or charitable boards or committees, (b) serve on corporate boards as a non-employee board member and (c) manage Employee’s personal investments. The Employee must inform the Company of any corporate boards on which he serves. The Employee cannot serve on any corporate board that would violate the Employee’s non-competition restrictions.

3. Term. The initial term of employment under this Agreement (the “Initial Term”) begins on the Effective Date and extends for 2 years. This Agreement renews automatically for one year renewal terms (a “Renewal Term”) unless either the Employee or the Company gives the other party written notice of non-renewal at least one year before the end of the Initial Term or any Renewal Term then in effect. The Agreement renews automatically for a 2 year Renewal Term upon a Change of Control, as defined in Section 12, beginning on the date of the Change of Control. The Initial Term plus any Renewal Term then in effect are the term of this Agreement (the “Employment Term”). The Employment Term may be terminated early as provided in Sections 7 through 12 of this Agreement.

4. Salary. The Employee’s annual salary (the “Salary”) is payable in installments when the Company customarily pays its officers (but no less often than twice per month). The Salary is at the initial annual rate of $300,000 (the “Initial Salary”). The Board or the Compensation Committee shall review the Salary at least once a year. The Salary shall never be less than the Initial Salary.

5. Expenses; Bonus and Benefits. The Employee shall be entitled to receive full reimbursement from the Company for all out-of-pocket expenses incurred by the Employee in performing services under this Agreement. The Employee shall be entitled to participate in any bonus programs established by the Board or the Compensation Committee for senior officers generally. The Employee’s target bonus shall be equal to 40% of the Salary (the “Target Bonus”). All bonus programs, as well as the individual performance goals for achieving the Target Bonus, are at the discretion of the Board or the Compensation Committee. The Target Bonus will be based upon the achievement of Company performance milestones to be determined between the Employee and the Company promptly, but in any event not later than one month after the date of this Agreement for 2004, and thereafter not later than one month after the commencement of any fiscal year of the Company. The Employee’s 2004 Target Bonus shall deemed to cover the period beginning January 1, 2004 and ending December 31, 2004 and shall not be prorated for the period from January 1, 2004 to the Effective Date. Benefits and perquisites under this agreement will, at a minimum, be consistent with other Company senior executive officers. Vacation shall be in accordance with Company policy, but not less than 4 weeks per year.

6. Confidential Information, Non-Competition and Non-Solicitation. The Employee agrees to be covered by the terms of the Confidential Information, Invention and Non-Competition Agreement that the Employee has entered into upon the commencement of employment with the Company (the “Confidential Information, Invention And Non-Competition Agreement”), which subject to the next following paragraph, includes a three year period commencing as of the date hereof, of non-solicitation of employees and customers, and non-competition after termination of employment.

7. Death. If the Employee dies during the Employment Term, then the Employment Term shall terminate, and thereafter the Company shall not have any further liability or obligation to the Employee, the Employee’s executors, administrators, heirs, assigns or any other person claiming under or through the Employee, except (a) that the Employee’s estate shall receive any unpaid Salary and vacation that has accrued through the date of termination, and a pro rata portion of any bonus that the Employee would have earned for the fiscal year of the Company in which the Employee died, evaluated and paid in the case of individual MBOs for the Employee, no later than one month after the date of termination, and in the case of MBOs applying generally to senior officers, no later than March 31st of the year following the calendar year to which the bonus relates or, if earlier, when bonuses for such year are paid to executives generally, (b) the Employee’s outstanding options are accelerated for an additional period of 6 months so that any of the Employee’s options that were scheduled to vest over the 6 month period after the Employee’s death shall accelerate and be vested on the date of death, (c) the Company shall pay to the Employee’s estate a life insurance benefit equal to at least two times the Employee’s then annual salary, (d) the Employee’s group healthcare (medical, dental, vision and prescription drug) coverage will be continued for one year, to be paid in full by the Company so that there is no after-tax cost to the Employee’s spouse or dependents, and (e) any other benefits due under any programs of the Company in which the Employee participated and under which the Employee was due a benefit at the time of his death. By the terms of the options, all vested options (included accelerated options) are exercisable for one year from the date of death.

8. Total Disability. If the Employee becomes “totally disabled,” then the Employment Term shall terminate, and thereafter the Company shall have no further liability or obligation to the Employee hereunder, except as follows: the Employee shall receive (a) any unpaid Salary that has accrued through the date of termination, (b) continued Salary for 3 months following the date the Employee is considered totally disabled, (c) a pro rata portion of any bonus that the Employee would have earned for the fiscal year of the Company in which the Employee became totally disabled, evaluated and paid in the case of individual MBOs for the Employee, no later than one month after the date of termination, and in the case of MBOs applying generally to officers, no later than March 31st of the year following the calendar year to which the bonus relates or, if earlier, when bonuses for such year are paid to officers generally, (d) whatever benefits that he may be entitled to receive under any then existing disability benefit plans of the Company, (e) the Employee’s group healthcare (medical, dental, vision and prescription drug) coverage will be continued for one year, to be paid in full by the Company so that there is no after-tax cost to the Employee’s spouse or dependents, and (f) any other benefits due under any programs of the Company in which the Employee participated and under which the Employee was due a benefit at the time of his becoming totally disabled. The term “Totally Disabled” means: (a) if the Employee is considered totally disabled under the Company’s group disability plan in effect at that time, if any, or (b) in the absence of any such plan, under applicable Social Security regulations.

9. Termination for Cause. The Company may terminate the Employee for “cause” immediately upon notice from the Company. If the Employee is terminated for “cause”, then the Employment Term shall terminate and thereafter the Company shall not have any further liability or obligation to the Employee, except that the Employee shall receive (a) any unpaid Salary and vacation that has accrued through the date of termination and (b) any other benefits due under any programs of the Company in which the Employee participated and under which the Employee was due a benefit at the time of termination. The term “Cause” means: (a) the Employee is convicted of a felony, or (b) the Employee has done any one of the following: (1) committed an act of fraud, embezzlement, or theft in connection with the Employee’s duties in the course of his employment with the Company, (2) caused material intentional, wrongful damage to the property of the Company, (3) materially breached (other than by reason of illness, injury or incapacity) the Employee’s obligations under this Agreement or under any written confidentiality, non-competition, or non-solicitation agreement between the Employee and the Company, that the Employee shall not have remedied within 30 days after receiving written notice from the Board specifying the details of the breach, or (4) engaged in gross misconduct or gross negligence in the course of the Employee’s employment with the Company.

10. Termination by the Employee. The Employee may terminate this Agreement by giving the Company written notice of termination 30 days in advance of the termination date. The Company may waive this notice period and set an earlier termination date. If the Employee terminates this Agreement, then on the termination date, the Employment Term shall terminate and thereafter the Company shall have no further liability or obligation to the Employee under this Agreement, except that the Employee shall receive (a) any unpaid Salary and vacation that has accrued through the termination date and (b) any other benefits due under any programs of the Company in which the Employee participated and under which the Employee was due a benefit at the time of termination. After the termination date, the Employee shall be required to adhere to the covenants against non-competition and non-solicitation described in Section 6 of this Agreement. Notwithstanding the first paragraph of this Section 10, if without the Employee’s prior written consent or resignation, the Company or the Board takes an action that constitutes “Good Reason,” as defined in Section 12, then during the period beginning with any such action and ending 6 months thereafter, the Employee shall have the right to terminate this Agreement by giving the Company written notice of termination, and upon termination the Employee shall receive the same compensation and benefits as if the Employee were terminated without “cause” by the Company under Section 11.

11. Termination without Cause by the Company. The Company may terminate the Employee without “cause” by giving the Employee written notice of termination 30 days in advance of the termination date. The Employee may waive this notice period and set an earlier termination date. If the Employee is terminated without “cause”, then the Employment Term shall terminate and thereafter the Employee shall be entitled only to the following under this Agreement:

a.	The Company will pay to the Employee (a) a lump sum severance payment in the amount equal to the annual Salary then in effect, plus (b) the pro rata portion of the Target Bonus and any other bonus that the Employee would have earned for the fiscal year of the Company in which the Employee was terminated or the non-renewal occurs, which shall be paid within 90 days after the end of such fiscal year, or at the time that bonuses are paid to officers for such fiscal year, if earlier than 90 days after the fiscal year; and

b.	The Employee’s group healthcare (medical, dental, vision and prescription drug) coverage for himself, his spouse and his dependents will be continued for 1 year after termination on the same basis and cost to the Employee as then participating before termination, and

c.	The Employee’s covenants against non-competition (as described in Section 6 of this Agreement) shall be reduced to a 6 month period from the termination date, from the period contained in Section 6 of this Agreement, and

f.	All stock options granted to the Employee that are vested (including accelerated vesting) at termination will remain exercisable by their terms for one year after termination of employment, but not longer than the total life of the stock options, and

g.	The Employee and the Company will enter into a mutual general release.

12. Change of Control. Upon a change of control, the Employee’s Stock Options and Restricted Stock Units will become fully vested and free of any restrictions on transferability imposed by the Company, even if the Employee continues to be employed by the Company. During the 2 year period after a Change of Control, if the Company terminates the Employee without cause, or if the Employee terminates this Agreement for “Good Reason” by giving the Company written notice of termination 30 days in advance of the termination date (which the Employee shall have the right to do during this 2 year period), then, in such event:

a.	The Company will pay to the Employee (a) a lump sum severance payment in the amount equal to the annual Salary then in effect plus (b) The pro rata portion of the Target Bonus and any other bonus that the Employee would have earned for the fiscal year of the Company in which the Employee was terminated or the non-renewal occurs, which shall be paid within 90 days after the end of such fiscal year, or at the time that bonuses are paid to officers for such fiscal year, if earlier than 90 days after the fiscal year; and

b.	The Employee’s group healthcare (medical, dental, vision and prescription drug) coverage for himself, his spouse and his dependents will be continued for 1 year after termination on the same basis and cost to the Employee as then participating before termination, and

c.	The Employee’s covenants against non-competition (as described in Section 6 of this Agreement) shall be reduced to a 6 month period from the termination date, from the period contained in Section 6 of this Agreement, and

d.	All options that are vested (including accelerated vesting) at termination will remain exercisable by their terms for 90 days after termination of employment, but not longer than the total life of the options, and

e.	The Employee and the Company will enter into a mutual general release.

The term “Change Of Control” means:

a.	Any sale, lease, exchange, or other transfer of all or substantially all of the assets of the Company to any other person or entity other than a wholly-owned subsidiary of the Company (in one transaction or a series of related transactions); or

b.	Dissolution or liquidation of the Company; or

c.	When any person or entity, including a “group” as contemplated by Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the outstanding shares of the Company’s voting securities (based upon voting power), or

d.	Any reorganization, merger, consolidation, or similar transaction or series of transactions that results in the record holders of the voting stock of the Company immediately prior to such transaction or series of transactions holding immediately following such transaction or series of transactions less than 50% of the outstanding shares of any of the voting securities (based upon voting power) of any one of the following: (1) the Company, (2) any entity which owns (directly or indirectly) the stock of the Company, (3) any entity with which the Company has merged, or (4) any entity that owns an entity with which the Company has merged.

The term “Good Reason” means:

a.	The transfer, without the Employee’s prior written consent, to a location that is more than 25 miles from the Employee’s principal place of business immediately preceding the transfer (which shall be New York City); or

b.	A material reduction of the Employee’s authority, duties or responsibilities after the Employee has provided the Company with reasonable notice and an opportunity to cure; or

c.	Any failure of the Company materially to comply with and satisfy the terms of this Agreement, or

d.	The nonrenewal of this Agreement by the Company.

13. Parachute Payment. Notwithstanding anything to the contrary in this Agreement, if the Employee is a “disqualified individual” (as defined in Section 280G(c) of the Code), and any severance benefit provided for in this Agreement, together with any other payments or benefits that the Employee has the right to receive from the Company and its affiliates, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the payments under this Agreement (the Employee shall have the right to specify which) shall be either:

a.	Reduced (but not below zero) so that the present value of the total amount to be received by the Employee under this Agreement and otherwise will be one dollar ($1.00) less than three times the Employee’s “base amount” (as defined in Section 280G of the Code) and so that no portion of such amounts received by the Employee shall be subject to the excise tax imposed by Section 4999 of the Code; or

b.	Paid in full,

whichever of (a) or (b) produces the better net after-tax position for the Employee (taking into account any applicable excise tax under Section 4999 of the Code and any applicable income tax).

The determination as to whether the reduction provided in clause (a) shall occur shall be made initially by the Company in good faith. If a reduced payment is made and through error or otherwise that payment, when aggregated with other payments from the Company (or its affiliates) used in determining if a “parachute payment” exists, exceeds one dollar ($1.00) less than three times the Employee’s base amount, then the Employee shall immediately repay such excess to the

Company upon notification that an overpayment has been made and in the event that the reduction was more than was required, the Company shall immediately pay the amount that should have been paid to the Employee in the first instance.

14. Governing Law. This Agreement is governed by Pennsylvania law.

15. Entire Agreement; Amendments. This Agreement, the Confidential Information, Invention and Non-Competition Agreement and the option grant letter dated the Effective Date, set forth the entire understanding among the parties hereto with respect to the matters contained therein, and shall supercede all prior employment, severance and change of control agreements and any related agreements that the Employee has with the Company or any subsidiary, or any predecessor company. This Agreement may not be modified or amended in any way except by a written amendment executed by the Employee and the Company.

16. No Assignment. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit and be enforceable by the respective heirs, representatives, successors (including any successor as a result of a merger or similar reorganization) and assigns of the parties hereto, except that the duties and responsibilities of the Employee hereunder are of a personal nature and shall not be assignable in whole or in part by the Employee.

17. Arbitration. The Company and the Employee mutually consent to the resolution by arbitration, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association, [to be held with fifty miles of the Employee’s principal place of business] of all claims or controversies arising out of this Agreement other than a claim which is primarily for an injunction or other equitable relief. The Company shall pay the fees and costs of the arbitrator and all other costs of a party in connection with any arbitration, including legal fees and expenses, shall be borne by the party incurring the cost(s) except as otherwise provided by the arbitrator or, if the Employee prevails on any material issue, as determined by the arbitrator, then the Company shall pay the Employee’s reasonable counsel fees and related expenses. Any such arbitration proceedings must be instituted by the party requesting a resolution within 12 months of the time that party knew, of the events or facts giving rise to the dispute requiring resolution. The failure to institute arbitration proceedings within such period shall constitute an absolute bar to the institution of any proceedings and a waiver of all claims.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have hereunto duly executed this Employment Agreement as of the day and year first written above.

VERTICALNET, INC:

By:
Name:	Nathanael V. Lentz
Title:	President and CEO

EMPLOYEE:

Brent Habig